Exhibit (a)(1)(iv)

Form of Letter from the Fund to Shareholders

in Connection with the Fund’s Acceptance of Shares

HPS Corporate Lending Fund

c/o U.S. Bank Global Fund Services

615 East Michigan Street

Milwaukee, WI 53202

[DATE]

[SHAREHOLDER NAME/ADDRESS]

Dear Shareholder:

This letter serves to inform you that HPS Corporate Lending Fund (the “Fund”) has received and accepted for purchase your tender of shares of beneficial interest in the Fund.

In accordance with the terms of the tender offer, you will be issued a non-interest bearing, non-transferable promissory note (the “Note”), which will be held on your behalf by U.S. Bancorp Fund Services, LLC (d/b/a U.S. Bank Global Fund Services), the Fund’s transfer agent (“Transfer Agent”), entitling you to receive payment(s) in an aggregate amount equal to the net asset value of the tendered shares as of September 30, 2022 less the 2% “early repurchase deduction” (if applicable).

If you have any questions (or wish to request a copy of your Note), please contact the Fund’s Transfer Agent at (888) 484-1944.

Sincerely,

HPS Corporate Lending Fund